Consent of Independent Auditors


Seligman Henderson Global Fund Series, Inc.:

We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 33-44186 of our report dated October 25, 1995, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of (1) our report dated June 2, 1995, appearing in the Mid-Year Report to shareholders of Seligman Henderson Global Fund Series, Inc. for the six months ended April 30, 1995, and (2) our reports dated December 2, 1994, appearing in the Annual Reports to shareholders of the Seligman Henderson International Fund and the Seligman Henderson Global Smaller Companies Fund (formerly Seligman Henderson Global Emerging Companies Fund) and our report dated November 23, 1994 appearing in the Annual Report to shareholders of the Seligman Henderson Global Technology Fund for the year ended October 31, 1994.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
New York, New York
October 25, 1995